Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT
To The Management of
NextEra Energy Resources, LLC
Juno Beach, FL

We have audited the accompanying combined financial statements of the Assets Acquired by NextEra Energy Partners, LP (the "Acquired Assets"), which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related combined statements of operations, comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to combined financial statements.
Management's Responsibility for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Acquired Assets' preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Acquired Assets' internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Assets Acquired by NextEra Energy Partners, LP as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter
As discussed in Note 2 to the combined financial statements, the combined financial statements were prepared using the historical basis of NextEra Energy, Inc. (“NEE”) in the assets and liabilities of the Assets Acquired, and include all revenues, expenses, assets and liabilities attributed to the Assets Acquired. The combined financial statements also include certain allocations related to income taxes from NEE. These allocations may not be reflective of the actual level of assets, liabilities, or costs which would have been incurred had the Assets Acquired operated as a separate entity apart from NEE.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Boca Raton, Florida
July 2, 2015

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
COMBINED STATEMENTS OF OPERATIONS
(millions)

	Years Ended December 31,
	2014	2013	2012
OPERATING REVENUES	$46	$37	$38
OPERATING EXPENSES
Operations and maintenance	18	14	16
Depreciation and amortization	19	16	16
Taxes other than income taxes and other	1	1	1
Total operating expenses	38	31	33
OPERATING INCOME	8	6	5
OTHER INCOME (DEDUCTIONS)
Interest expense	(7)	(7)	(8)
Total other deductions	(7)	(7)	(8)
INCOME (LOSS) BEFORE INCOME TAXES	1	(1)	(3)
INCOME TAX EXPENSE (BENEFIT)	2	(6)	(3)
NET INCOME (LOSS)	$(1)	$5	$—

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(millions)

	Years Ended December 31,
	2014	2013	2012
NET INCOME (LOSS)	$(1)	$5	$—
Net unrealized gains (losses) on cash flow hedges:
Effective portion of net unrealized losses (net of income tax benefit (expense) of less than $1, less than ($1) and less than $1, respectively)	(6)	—	(1)
Reclassification from accumulated other comprehensive income to net income (net of income tax expense of less than $1, less than $1 and less than $1, respectively)	1	1	1
Total other comprehensive income (loss), net of tax	(5)	1	—
COMPREHENSIVE INCOME (LOSS)	$(6)	$6	$—

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
COMBINED BALANCE SHEETS
(millions)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$7	$5
Accounts receivable	6	4
Restricted cash ($55 and $0 related to VIEs, respectively)	56	—
Prepaid expenses	1	1
Other current assets	2	2
Total current assets	72	12
Non-current assets:
Property, plant and equipment - net ($722 and $0 related to VIEs, respectively)	1,051	341
Construction work in progress	160	2
Deferred income taxes	22	21
Other non-current assets	46	26
Total non-current assets	1,279	390
TOTAL ASSETS	$1,351	$402
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$116	$4
Due to related parties	8	3
Current maturities of long-term debt	34	8
Accrued interest	2	2
Other current liabilities	5	3
Total current liabilities	165	20
Non-current liabilities:
Long-term debt	189	98
Deferral related to differential membership interests - VIEs	427	—
Accumulated deferred income taxes	19	20
Asset retirement obligation	12	5
Non-current due to related parties	2	1
Other non-current liabilities	8	2
Total non-current liabilities	657	126
TOTAL LIABILITIES	822	146
COMMITMENTS AND CONTINGENCIES
EQUITY
Members' equity	535	257
Accumulated other comprehensive loss	(6)	(1)
TOTAL EQUITY	529	256
TOTAL LIABILITIES AND EQUITY	$1,351	$402

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
COMBINED STATEMENTS OF CHANGES IN EQUITY
(millions)

	Members' Equity	Accumulated Other Comprehensive Loss	Total Equity
Balances, December 31, 2011	$240	$(2)	$238
Members' contributions	19	—	19
Members' distributions	(23)	—	(23)
Balances, December 31, 2012	236	(2)	234
Net income	5	—	5
Members' contributions	35	—	35
Members' distributions	(19)	—	(19)
Other comprehensive income	—	1	1
Balances, December 31, 2013	257	(1)	256
Net loss	(1)	—	(1)
Members' contributions	847	—	847
Members' distributions	(568)	—	(568)
Other comprehensive loss	—	(5)	(5)
Balances, December 31, 2014	$535	$(6)	$529

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
COMBINED STATEMENTS OF CASH FLOWS
(millions)

	Years Ended December 31,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1)	$5	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19	16	16
Deferred income taxes	(2)	(7)	(3)
Other - net	—	2	(3)
Changes in operating assets and liabilities:
Accounts receivable	(3)	—	(1)
Prepaid expenses and other current assets	—	—	1
Accounts payable and accrued expenses	6	—	1
Due to related parties	(1)	—	—
Other current liabilities	1	(1)	—
Other non-current liabilities	2	—	—
Net cash provided by operating activities	21	15	11
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(194)	—	(1)
Changes in restricted cash	(56)	—	—
Insurance proceeds	1	—	—
Net cash used in investing activities	(249)	—	(1)
CASH FLOWS FROM FINANCING ACTIVITIES
Members' contributions	260	12	15
Members' distributions	(568)	(19)	(19)
Proceeds from sale of differential membership interests	428	—	—
Issuances of long-term debt	125	—	—
Deferred financing costs	(7)	—	—
Retirements of long-term debt	(8)	(7)	(10)
Net cash provided by (used in) financing activities	230	(14)	(14)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2	1	(4)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	5	4	8
CASH AND CASH EQUIVALENTS - END OF YEAR	$7	$5	$4
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest, net of amounts capitalized	$6	$7	$7
Members’ noncash contributions for construction costs and other expenditures	$587	$23	$4
Members' noncash distribution	$—	$—	$4
New asset retirement obligation additions	$6	$—	$—
Net change in accrued but not paid for capital and other expenditures	$116	$1	$—

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS
Years Ended December 31, 2014, 2013 and 2012

1.  ORGANIZATION AND NATURE OF BUSINESS

NextEra Energy Partners, LP (NEP) was formed as a Delaware limited partnership on March 6, 2014 as an indirect wholly-owned subsidiary of NextEra Energy, Inc. (NEE), a Florida corporation. NEP was formed to be a growth-oriented limited partnership that would acquire, manage and own clean and contracted generation assets with stable long-term cash flows.

On July 1, 2014, NEP completed its initial public offering by issuing 18,687,500 common units at a price to the public of $25 per unit (IPO). The proceeds from the IPO, net of underwriting discounts, commissions and structuring fees, were approximately $438 million, of which NEP used approximately $288 million to purchase 12,291,593 common units of NextEra Energy Operating Partners, LP (NEP OpCo) from NextEra Energy Equity Partners, LP, a limited partnership formed under the laws of the State of Delaware and an indirect wholly-owned subsidiary of NEE, and approximately $150 million to purchase 6,395,907 NEP OpCo common units from NEP OpCo.

During the six-months ended June 30, 2015, subsidiaries of NEP completed the acquisitions of the following assets from subsidiaries of NEE as follows:

•
On January 9, 2015, an indirect subsidiary of NEP completed the acquisition of Palo Duro Wind Project Holdings, LLC, which indirectly owns Palo Duro, an approximately 250 megawatt (MW) wind power electric generating facility located in Hansford and Ochiltree Counties, Texas.

•
On February 27, 2015, an indirect subsidiary of NEP completed the acquisition of Shafter Solar, LLC which owns the development rights and facilities under construction of Shafter, a 20 MW solar power electric generating facility located in Shafter, California.

•
On April 28, 2015, an indirect subsidiary of NEP made an equity investment in McCoy Solar, LLC (McCoy), Adelanto Solar, LLC and Adelanto Solar II, LLC (collectively, Adelanto), three solar power electric generating facilities currently under construction in California expected to have a total generating capacity of 277 MW.

•
On May 12, 2015, an indirect subsidiary of NEP completed the acquisition of the following: (1) Ashtabula Wind III, LLC which owns Ashtabula, an approximately 62 MW wind power electric generating facility located in Barnes County, North Dakota; (2) Baldwin Wind Holdings, LLC, which indirectly owns Baldwin, an approximately 102 MW wind power electric generating facility located in Burleigh County, North Dakota; (3) Mammoth Plains Wind Project Holdings, LLC, which indirectly owns Mammoth, an approximately 199 MW wind power electric generating facility located in Dewey and Blaine Counties, Oklahoma; and (4) FPL Energy Stateline Holdings, which indirectly owns Stateline, a 300 MW wind power electric generating facility located in Umatilla County, Oregon and Walla Walla County, Washington.

These acquisitions include the following portfolio of clean, contracted renewable energy assets:

Project	Commercial Operation Date	Resource	MW	Counterparty	Contract Expiration
Ashtabula	December 2010	Wind	62	Otter Tail Power Company	2038
Baldwin	October 2010	Wind	102	Basin Electric Power Cooperative	2041
Stateline	December 2001 (263 MW) November 2002 (37 MW)	Wind	300	JP Morgan Ventures Energy Corporation	2026
Mammoth	December 2014	Wind	199	Southwestern Public Service Co.	2034
Palo Duro	December 2014	Wind	250	Southwestern Public Service Co.	2034
Shafter	May 2015	Solar	20	Pacific Gas & Electric Co.	2035
McCoy	August 2015 - June 2016 (expected)	Solar	250	Southern California Edison Company	2036
Adelanto	July 2015 - September 2015 (expected)	Solar	27	Southern California Edison Company	2035
Total			1,210

The accompanying combined financial statements include the accounts and operations of the Assets Acquired by NextEra Energy Partners, LP (the acquired assets).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Basis of presentation - The accompanying combined financial statements have been prepared in accordance with accounting

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

principles generally accepted in the United States, or GAAP. They represent the combination of the acquired assets using NEE’s historical basis in the assets acquired and liabilities assumed, and include certain allocations related to income taxes from NEE. Management believes the assumptions and methodology underlying the allocations are reasonable. However, such allocations may not be indicative of the actual level of assets, liabilities and costs that would have been incurred by the acquired assets if they had operated as an independent, publicly traded company during the periods presented or of the costs expected to be incurred in the future. Intercompany balances and transactions have been eliminated. In the opinion of management, any adjustments necessary for a fair presentation of the combined financial statements, in accordance with GAAP, have been made. Subsequent events have been evaluated through July 2, 2015.

Use of Significant Estimates - The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In recording transactions and balances resulting from business operations, the acquired assets use estimates based on the best information available. Estimates are used for such items as plant depreciable lives, tax provisions and allowances, asset retirement obligations, fair value measurements, deferrals related to differential membership interests, environmental liabilities and legal costs incurred in connection with recorded loss contingencies, among others. As new information becomes available or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Revenue Recognition - Revenue is generated primarily from various non-affiliated parties under long-term power purchase agreements (PPAs). Certain PPAs are accounted for as operating leases. GAAP requires minimum lease payments to be recognized over the term of the lease and contingent rents to be recorded when the achievement of the contingency becomes probable. None of the operating leases have minimum lease payments, so revenue from these contracts is recognized as energy and any related renewable energy attributes are delivered. Contingent rental revenues from these contracts were approximately $46 million, $38 million and $35 million in 2014, 2013 and 2012, respectively.

Revenue is recognized as energy and any related renewable energy attributes are delivered, which is when revenue is earned based on energy delivered at rates stipulated in the respective PPAs.

In 2014, the Financial Accounting Standards Board (FASB) issued a new accounting standard which provides guidance on the recognition of revenue from contracts with customers and requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows from an entity's contracts with customers. The standard is effective for the acquired assets beginning January 1, 2017. Management is currently evaluating the effect the adoption of this standard will have, if any, on the combined financial statements.

Interest Costs - The acquired assets recognize interest expense using the effective interest method over the life of the related debt. Certain of the acquired assets' debt obligations include escalating interest rates (see Note 7) that are incorporated into the effective interest rate for the related debt. Deferred interest includes interest expense recognized in excess of the interest payments accrued for the related debt’s stated interest payments and is recorded in other non-current liabilities on the accompanying combined balance sheets.

Income Taxes - Income taxes are calculated using the separate return method for each of the project entities that are structured as corporations or as limited liability companies electing to be taxed as corporations. Income taxes are not included for entities that are structured as flow through entities (partnerships) electing to be taxed as partnerships.

Property, Plant and Equipment—net and Construction Work in Progress - Property, plant and equipment consists primarily of development, engineering and construction costs for the renewable energy assets, equipment, land, substations and transmission lines. Property, plant and equipment, excluding land, is recorded at cost and depreciated on a straight-line basis over their estimated useful lives ranging from three to 30 years, commencing on the date the assets are placed in service. See Note 6. Maintenance and repairs of property, plant and equipment are charged to operations and maintenance expense, as incurred.

Convertible Investment Tax Credits (CITCs) of approximately $74 million and $77 million as of December 31, 2014 and December 31, 2013, respectively, are recorded as a reduction in property, plant and equipment—net on the combined balance sheets and are amortized as a corresponding reduction to depreciation expense over the estimated life of the related asset.

Project development costs are capitalized once it is probable that such costs will be realized through the ultimate construction of a power plant or sale of development rights. At December 31, 2014 and 2013, capitalized development costs of the acquired assets totaled approximately $7 million and $20 million, respectively, which are included in other non-current assets on the accompanying combined balance sheets. These costs include land rights and other third-party costs directly associated with the development of

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

a new project. Upon commencement of construction, these costs either are either transferred to construction work in progress or remain in other assets, depending upon the nature of each cost.

Construction work in progress includes construction materials, turbine generators, solar panel assemblies and other equipment, third-party engineering costs, capitalized interest and other costs directly associated with the development and construction of the various projects. Interest capitalized for the year ended December 31, 2014 was less than $1 million. There was no interest capitalized for the years ended December 31, 2013 and 2012. Upon commencement of plant operations, costs associated with construction work in progress are transferred to property, plant and equipment—net.

Cash Equivalents and Restricted Cash - Cash equivalents and restricted cash consist of short-term, highly liquid investments with original maturities of three months or less. The acquired assets primarily hold these investments in money market funds. The fair value of these funds is calculated using current market prices. At December 31, 2014, approximately $55 million of restricted cash represents cash at Palo Duro to fund outstanding construction accruals. The remaining balance at December 31, 2014 is held to satisfy the requirements of certain debt agreements. See Note 7. Restricted cash reported as current assets are recorded as such based on the anticipated use of these funds.

Accounts Receivable and Allowance for Doubtful Accounts - Accounts receivables are reported at the invoiced or estimated amount adjusted for any write-offs and any estimated allowance for doubtful accounts on the accompanying combined balance sheets. The allowance for doubtful accounts is reviewed periodically based on amounts past due and significance. There is no allowance for doubtful accounts recorded as of December 31, 2014 and 2013.

Concentration of Credit Risk - Financial instruments which potentially subject the acquired assets to concentrations of credit risk consist primarily of accounts receivable and derivative instruments. Accounts receivable are comprised primarily of amounts due from various non-affiliated parties who are counterparties to the PPAs. The acquired assets have a limited number of counterparties, all of which are in the energy industry, and this concentration may impact the overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, industry or other conditions. If any of these customers’ receivable balances should be deemed uncollectible, it could have a material adverse effect on the combined results of operations and financial condition of the acquired assets. However, management does not believe significant credit risk exists at December 31, 2014, because of the creditworthiness of the counterparties. All amounts due from such counterparties at December 31, 2014 and 2013 have been collected.

During 2014, the acquired assets derived approximately 42% and 36% of their combined revenue from their contracts with JP Morgan Ventures Energy Corporation and Basin Electric Power Cooperative, respectively.

Inventories - Spare parts inventories are stated at the lower of weighted-average cost or market and are included in other current assets on the accompanying combined balance sheets. Spare parts inventories were approximately $2 million and $1 million at December 31, 2014 and 2013, respectively.

Prepaid Expenses - Prepaid expenses primarily include prepayments for insurance and certain land lease contracts. The prepaid expense is amortized over the term of the arrangement according to the benefits the contractual arrangement provides.

Impairment of Long-Lived Assets - Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying value and fair value.

Derivative Instruments and Hedging Activities - Derivative instruments, when required to be marked to market, are recorded on the accompanying combined balance sheets as either an asset or liability measured at fair value. For interest rate swaps, generally the acquired assets assess a hedging instrument’s effectiveness by using non-statistical methods including dollar value comparisons of the change in the fair value of the derivative to the change in the fair value or cash flows of the hedged item. See Note 5.

Fair Value of Financial Instruments - The carrying amount of the acquired assets' financial instruments, including cash and cash equivalents, accounts receivable, restricted cash, accounts payable and certain accrued expenses approximates fair value because of the short-term nature of those instruments. The fair value of cash and cash equivalents is calculated using current market prices. The acquired assets estimate the fair value of their long-term debt using estimated current rates for similar borrowings. See Note 4.

Fair Value Measurements - The acquired assets use several different valuation techniques to measure the fair value of assets and liabilities relying primarily on the market approach of using prices and other market information for identical or comparable assets and liabilities for those assets and liabilities that are measured on a recurring basis. Certain financial instruments may be valued using multiple inputs including discount rates, counterparty credit ratings and credit enhancements. The assessment of the significance of any particular input to the fair value measurement requires judgment and may affect the fair value measurement of its assets and liabilities and the placement of those assets and liabilities within the fair value hierarchy levels. See Note 4.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Deferred Financing Costs - Deferred financing costs include fees and costs incurred to obtain long-term debt and are amortized over the life of the related debt using the effective interest rate established at debt issuance. The acquired assets incurred approximately $7 million in deferred financing fees in connection with the issuance of debt prior to 2013. The acquired assets added approximately $11 million of deferred financing costs during the year ended December 31, 2014. No additional deferred financing costs were incurred during the year ended December 31, 2013. Deferred financing costs net of accumulated amortization were approximately $13 million and $2 million at December 31, 2014 and 2013, respectively, and are included in other non-current assets on the accompanying combined balance sheets. The amortization of deferred financing costs totaled less than $1 million for each of the years ended December 31, 2014, 2013 and 2012 and is included in interest expense in the accompanying combined statements of operations.

Asset Retirement Obligations - Asset retirement obligations are those for which a legal obligation exists under laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing or method of settlement may be conditioned on a future event.

The acquired assets account for asset retirement obligations and conditional asset retirement obligations (collectively, AROs) in accordance with GAAP which requires that a liability for the fair value of an ARO be recognized in the period in which it is incurred if it can be reasonably estimated, with the offsetting associated asset retirement costs capitalized as part of the carrying amount of the long-lived asset. The asset retirement cost is subsequently allocated to expense using a systematic and rational method over the asset’s estimated useful life. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is included in depreciation and amortization expense in the accompanying combined statements of operations. Changes resulting from revisions to the timing or amount of the original estimate of cash flows are recognized as an increase or a decrease in the asset retirement cost, or income when the asset retirement cost is depleted.

The acquired assets recorded accretion expense of less than $1 million for each of the years ended December 31, 2014, 2013 and 2012. Additionally, new AROs were established amounting to $6 million in 2014. There were no ARO additions in 2013.

Sale of Differential Membership Interests - In December 2014, subsidiaries of NEE sold Class B membership interests in Palo Duro and Mammoth to third-party tax equity investors for approximately $248 million and $180 million, respectively. The holders of the Class B membership interests will receive a portion of the economic attributes of the facilities, including income tax attributes, for ten years. The tax equity investors will also make ongoing deferred contingent capital contributions based on the production and sale of electricity that generates production tax credits under Section 45 of the Internal Revenue Code of 1986, as amended. The transactions are not treated as a sale under the accounting rules and the proceeds received are deferred and recorded as a liability in deferral related to differential membership interests - VIEs on the accompanying combined balance sheets. The deferred amount is being recognized in benefits associated with differential membership interests - net in the accompanying combined statements of operations as the Class B members receive their portion of the economic attributes. Less than $1 million of such benefits were recorded in 2014.

Variable Interest Entities (VIEs) - An entity is considered to be a VIE when its total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, or its equity investors, as a group, lack the characteristics of having a controlling financial interest. A reporting company is required to consolidate a VIE as its primary beneficiary when it has both the power to direct the activities of the VIE that most significantly impact the VIE's economic performance, and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The acquired assets evaluate whether an entity is a VIE whenever reconsideration events as defined by the accounting guidance occur.

At December 31, 2014, the acquired assets have two VIEs, Palo Duro and Mammoth. The assets and liabilities of Palo Duro and Mammoth, consisting primarily of property, plant and equipment and deferral related to differential membership interests, totaled approximately $812 million and $539 million at December 31, 2014, respectively.

Amendments to the Consolidation Analysis - In February 2015, the FASB issued a new accounting standard that will modify current consolidation guidance. The standard makes changes to both the variable interest entity model and the voting interest entity model, including modifying the evaluation of whether limited partnerships or similar legal entities are VIEs or voting interest entities and amending the guidance for assessing how relationships of related parties affect the consolidation analysis of VIEs. The standard is effective for the acquired assets beginning January 1, 2016. The effect of adopting this standard on the financial statements, if any, is currently being evaluated.

Presentation of Debt Issuance Costs - In April 2015, the FASB issued a new accounting standard which changes the presentation of debt issuance costs in financial statements. The amendments in this standard require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by this standard.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The standard is effective for the acquired assets beginning January 1, 2016. The effect of adopting this standard on the financial statements, if any, is currently being evaluated.

Development Stage Entities - In June 2014, the FASB issued a new accounting standard which provides guidance on the elimination of development stage entity reporting requirements. The amendments are effective for annual reporting periods beginning after December 15, 2014 and interim reporting periods beginning after December 15, 2015. The acquired assets early adopted this standard with an initial application date of January 1, 2012. As a result, inception-to-date disclosures have been excluded from the combined financial statements.

3.  INCOME TAXES

The components of income tax expense (benefit) are as follows:

	Years Ended December 31,
	2014	2013	2012
	(millions)
Federal:
Current	$4	$1	$1
Deferred	(2)	(6)	(4)
Total federal	2	(5)	(3)
State:
Current	—	—	—
Deferred	—	(1)	—
Total state	—	(1)	—
Total income tax expense (benefit)	$2	$(6)	$(3)

A reconciliation of U.S. federal income tax at the statutory rate to the acquired assets' actual income taxes is as follows:

	Years Ended December 31,
	2014	2013	2012
	(millions)
Income tax expense (benefit) at 35% statutory rate	$1	$—	$(1)
Increases (reductions) resulting from:
State income taxes, net of federal benefit	—	(1)	—
Production tax credits	(3)	—	(2)
Valuation allowance	2	(5)	—
Change in tax status	2	—	—
Income tax expense (benefit)	$2	$(6)	$(3)

The effective tax rate was approximately 200%, 600% and 100% for the years ended December 31, 2014, 2013 and 2012, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered. The acquired assets believe that it is more likely than not that the deferred tax assets as shown below, net of the valuation allowances, will be realized due to sufficient future income.

The income tax effects of temporary differences giving rise to the acquired assets' deferred income tax liabilities and assets are as follows:

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

	December 31,
	2014	2013
	(millions)
Deferred tax liabilities:
Property	$(110)	$(108)
Total deferred tax liabilities	(110)	(108)
Deferred tax asset:
Net operating loss	76	74
Tax credit carryforwards	74	74
Net unrealized gains	2	—
Other	4	1
Valuation allowance	(43)	(40)
Total deferred tax asset	113	109
Net deferred tax asset	$3	$1

Deferred tax assets and liabilities included on the combined balance sheets are as follows:

	December 31,
	2014	2013
	(millions)
Deferred income taxes	$22	$21
Accumulated deferred income taxes	(19)	(20)
Net deferred income taxes	$3	$1

The components of deferred tax assets relating to net operating loss carryforwards and tax credit carryforwards at December 31, 2014 are as follows:

	Amount	Expiration Dates
	(millions)
Net operating loss carryforwards:
Federal	$61	2030 - 2034
State	15	2030 - 2034
Net operating loss carryforwards	$76
Tax credit carryforwards	$74	2028 - 2034

4.  FAIR VALUE MEASUREMENTS

The fair value of assets and liabilities are determined using either unadjusted quoted prices in active markets (Level 1) or pricing inputs that are observable (Level 2) whenever that information is available and using unobservable inputs (Level 3) to estimate fair value only when relevant observable inputs are not available. The acquired assets use several different valuation techniques to measure the fair value of assets and liabilities relying primarily on the market approach of using prices and other market information for identical or comparable assets and liabilities for those assets and liabilities that are measured at fair value on a recurring basis. Certain financial instruments may be valued using multiple inputs including discount rates, counterparty credit ratings and credit enhancements. The assessment of the significance of any particular input to the fair value measurement requires judgment and may affect the fair value measurement of its assets and liabilities and the placement of those assets and liabilities within the fair value hierarchy levels. Non-performance risk, including the consideration of a credit valuation adjustment, is also considered in the determination of fair value for all assets and liabilities measured at fair value. All transfers between fair value hierarchy levels occur at the beginning of the period in which the transfer occurred.

Cash Equivalents and Restricted Cash — The fair value of money market funds is calculated using current market prices.

Interest Rate Swaps — The acquired assets estimate the fair value of their derivatives using a discounted cash flows valuation technique based on the net amount of estimated future cash inflows and outflows related to the swap agreements. The primary inputs used in the fair value measurements include the contractual terms of the derivative agreements, current interest rates and credit spreads. The significant inputs for the resulting fair value measurement are market-observable inputs and the measurements are reported as Level 2 in the fair value hierarchy.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The acquired assets’ financial assets and liabilities and other fair value measurements made on a recurring basis by fair value hierarchy level are as follows:

	December 31, 2014			December 31, 2013
	Level 1	Level 2	Total	Level 1	Level 2	Total
	(millions)
Assets:
Cash equivalents	$3	$—	$3	$3	$—	$3
Restricted cash	56	—	56	—	—	—
Total assets	$59	$—	$59	$3	$—	$3
Liabilities:
Interest rate swaps	$—	$7	$7	$—	$2	$2
Total liabilities	$—	$7	$7	$—	$2	$2

Fair Value of Financial Instruments Recorded at the Carrying Amount — The carrying amounts of accounts receivable approximate their fair values. The carrying amounts and estimated fair values of other financial instruments, excluding assets and liabilities which are recorded at fair value and disclosed above, are as follows:

	December 31, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(millions)
Notes receivable(a)	$16	$16	$—	$—
Long-term debt, including current maturities(b)	$223	$231	$106	$106
____________________

(a)
Fair value approximates carrying amount as they bear interest primarily at variable rates and have long-term maturities (Level 2) and are included in other non-current assets on the combined balance sheets.

(b)	Fair value is estimated based on the borrowing rates as of each date for similar issues of debt with similar remaining maturities (Level 2).

5.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

The acquired assets recognize all derivative instruments, when required to be marked to market, on the balance sheet as either assets or liabilities and measures them at fair value each reporting period. In connection with their debt financings in December 2003, April 2004 and December 2014, the acquired assets entered into interest rate swap agreements to manage interest rate cash flow risk. Under the interest rate swap agreements, the acquired assets pay a fixed rate of interest and receive a floating rate of interest over the term of the agreements without the exchange of the underlying notional amounts. These agreements allow the acquired assets to offset the variability of their floating-rate loan interest cash flows with the variable interest cash flows received from the interest rate swap agreements. The commencement and termination dates of the interest rate swap agreements and the related hedging relationship coincide with the corresponding dates of the underlying variable-rate debt instruments, which mature in 2030 and 2032. As of December 31, 2014 and 2013, the combined notional amounts of the swap agreements were approximately $87 million and $27 million, respectively. In order to apply hedge accounting, the transactions must be designated as hedges and must be highly effective in offsetting the hedged risk. For interest rate swaps, generally the acquired assets assess a hedging instrument’s effectiveness by using non-statistical methods including dollar value comparisons of the change in the fair value of the derivative to the change in the fair value or cash flows of the hedged item. Hedge effectiveness is tested at the inception of the hedge and on at least a quarterly basis throughout the hedge’s life. The effective portion of changes in the fair value of derivatives accounted for as cash flow hedges are deferred and recorded as a component of accumulated other comprehensive loss (AOCI). The amounts deferred in AOCI are recognized in earnings when the hedged transactions occur. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss, is reported in current earnings.

Approximately $1 million of net losses included in AOCI at December 31, 2014, is expected to be reclassified into interest expense or into construction work in progress as capitalized interest within the next 12 months as interest payments are made. Such amount assumes no change in interest rates. Cash flows from these interest rate swap contracts are reported in cash flows from operating activities in the accompanying combined statements of cash flows.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The fair values of derivative instruments designated as cash flow hedging instruments are included on the accompanying combined balance sheets as follows:

	December 31, 2014		December 31, 2013
	Assets	Liabilities	Assets	Liabilities
	(millions)
Interest rate swaps:
Other current liabilities	$—	$1	$—	$1
Other non-current liabilities	$—	$6	$—	$1

Gains (losses) related to cash flow hedges are recorded in the accompanying combined financial statements as follows:

	Years Ended December 31,
	2014	2013	2012
	(millions)
Interest rate swaps:
Losses recognized in other comprehensive income	$(6)	$—	$(1)
Losses reclassified from AOCI to net loss(a)	$1	$1	$1
____________________
(a)  Included in interest expense.

6.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following as of December 31:

	2014	2013	Range of Useful Lives (in years)
	(millions)
Power-generation assets(a)	$1,187	$489	5-30
Land improvements and buildings	33	11	25-30
Land	4	3
Other depreciable assets	11	4	3-30
Property, plant and equipment, gross	1,235	507
Accumulated depreciation	(184)	(166)
Property, plant and equipment—net	$1,051	$341
___________________________

(a)	Approximately 99% of power generation assets represent machinery and equipment used to generate electricity with a 30-year depreciable life.

Depreciation expense for the years ended 2014, 2013 and 2012 was approximately $18 million, $16 million and $16 million, respectively.

7.  DEBT

The acquired assets' long-term debt agreements require quarterly or semi-annual payments of principal and interest with the exception of the cash grant bridge loan for which the principal is due in installments as CITC cash grant proceeds are received from the United States Treasury. The carrying value and future principal payments of long-term debt consist of the following:

							Total Carrying Value
	2015	2016	2017	2018	2019	Thereafter	2014	2013
	(millions)
Senior secured notes - maturing 2031 - 6.25%	$3	$3	$3	$3	$4	$60	$76	$78
Bank loan - maturing 2017 - LIBOR(a) + 1.75%-2.125%	6	7	9	—	—	—	22	28
Cash grant bridge loan - maturing 2017 - LIBOR(a) + 0.65%	25	100	—	—	—	—	125	—
Less: Total current maturities of long-term debt							34	8
Total long-term debt	$34	$110	$12	$3	$4	$60	$189	$98
________________________

(a)	Three-month LIBOR, London InterBank Offered Rate.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

In January 2015, approximately $1 million of insurance proceeds was used to prepay a portion of the bank loan as required by the related loan agreement.

As of July 2, 2015, approximately $154 million has been drawn on the cash grant bridge loan.

On December 19, 2014, an indirect subsidiary of the acquired assets entered into a credit agreement to obtain a bank loan facility (bank loan facility) not to exceed an aggregate principal amount of $425 million. This facility shall convert to term loans subject to the satisfaction of certain conditions precedent. Once converted to a term loan, the bank loan facility will mature in 2035. Interest on the draws on the bank loan facility will be priced at LIBOR + 1.63%-2.25% or an ABR + 0.63%-1.25%, at the borrower's option, on the draw date. ABR is the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 1%, or (c) the three-month LIBOR plus 1%. There have been no draws through December 31, 2014 on the bank loan facility. As of July 2, 2015, $100 million has been drawn on the bank loan facility.

On June 5, 2015, an indirect subsidiary of the acquired assets borrowed approximately $12 million under a short-term cash grant bridge loan agreement. Interest on this loan is priced at LIBOR + 0.775% and is payable quarterly. This loan matures in 2016.

On June 12, 2015, an indirect subsidiary of the acquired assets borrowed approximately $31 million under a limited-recourse term loan agreement. Interest on the term loan is fixed at 4.52% and is payable semi-annually. The first principal payment on the term loan is due in October 2015, and is payable semi-annually thereafter through April 2033.

The long-term debt agreements listed above all are secured by liens on certain of the acquired assets and contain provisions which, under certain conditions, restrict the payment of dividends and other distributions. As of December 31, 2014, with the exception of the bank loan, no such conditions existed and, as of December 31, 2014 and 2013, the acquired assets were in compliance with all financial debt covenants. At December 31, 2014, Stateline's debt service coverage ratio, as defined in the bank loan agreement, was below the ratio to allow Stateline to make distributions, or any intercompany fee payments to NextEra Energy Resources, LLC (NEER), an indirect subsidiary of NEE. Stateline has not made any intercompany fee payments to NEER subsequent to falling below the required ratio in the second quarter of 2012.

8.  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated Other Comprehensive Income (Loss)
Net Unrealized Gains(Losses) on Cash Flow Hedges
(millions)
Balances, December 31, 2011	$(2)
Other comprehensive loss before reclassification	(1)
Amounts reclassified from AOCI to interest expense	1
Balances, December 31, 2012	(2)
Amounts reclassified from AOCI to interest expense	1
Balances, December 31, 2013	(1)
Other comprehensive loss before reclassification	(6)
Amounts reclassified from AOCI to interest expense	1
Balances, December 31, 2014	$(6)

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

9.  RELATED PARTY TRANSACTIONS

Each project enters into operations and maintenance (O&M) and administrative services agreements with subsidiaries of NEER, whereby the projects pay a certain annual fee plus actual costs incurred in connection with certain services performed under these agreements. These services include O&M and administrative services. The acquired assets' operating expenses for each of the years ended December 31, 2014, 2013 and 2012 include approximately $1 million related to such services. In addition, certain of the acquired assets under construction have entered into construction coordination and construction management agreements with NEER under which NEER provides construction management services, technical support and construction coordination efforts through the final completion date of construction. The acquired assets' costs for the year ended December 31, 2014 include less than $1 million related to such services. There were no such costs in 2013 or 2012. The net payables at December 31, 2014 and 2013, for these services as well as for payroll and other payments made on behalf of these projects, were approximately $8 million and $3 million, respectively, and are included in due to related parties on the accompanying combined balance sheets.

For the years ended December 31, 2014, 2013 and 2012, the accompanying combined statements of operations include revenues of less than $1 million, approximately ($1) million and $3 million, respectively, related to energy sold to a subsidiary of NEER in related party transactions. The net receivables at both December 31, 2014 and 2013 for these revenues were less than $1 million.

Cash Sweep Agreements - NEER and certain of its subsidiaries may withdraw funds received by certain of the acquired assets in connection with certain of the long-term debt agreements and hold those funds in accounts belonging to NEER or its subsidiaries to the extent the funds are not required to pay project costs, to pay debt, or otherwise required to be maintained by the acquired assets or any of their subsidiaries. NEER and its subsidiaries may keep the funds until the financing agreements permit distributions to be made or any of the acquired assets otherwise demand the return of such funds. If NEER fails to return withdrawn funds when required by the acquired assets' or their subsidiaries’ financing agreements, the lenders will be entitled to draw on credit support provided by NEER in the amount of such withdrawn funds. If NEER or one of its affiliates realizes any earnings on the withdrawn funds prior to the return of such funds, it will be permitted to retain those earnings. The cash sweep amounts held in accounts belonging to NEER or its subsidiaries as of December 31, 2014 and 2013, are approximately $6 million and $4 million, respectively, and are accounted for as a member's distribution in the accompanying combined statement of changes in equity.

Guarantees and letters of credit entered into by related parties - Certain PPAs include requirements of the project entities to meet certain performance obligations. NextEra Energy Capital Holdings, Inc. (NEECH), a direct subsidiary of NEE, has provided letters of credit or guarantees for certain of these performance obligations and payment of any obligations from the transactions contemplated by the PPAs. In addition, certain of the financing agreements require cash and cash equivalents to be reserved for various purposes. In accordance with the terms of these financing agreements, guarantees from NEECH have been substituted in place of these cash and cash equivalents reserve requirements. In addition, certain interconnection agreements require letters of credit to secure certain payment obligations related to those agreements. NEECH also guarantees the cash sweep amounts held in accounts belonging to NEER as described above. As of December 31, 2014, NEECH guaranteed or provided letters of credit totaling approximately $513 million related to these obligations. Agreements related to the sale of differential membership interests require NEER to guarantee payment of construction-related expenses that were not yet paid before the sale of differential membership interests as well as payments due by the VIEs and payments to the VIEs' respective investors of amounts they have agreed to indemnify. As of December 31, 2014, NEER guaranteed a total of approximately $71 million related to these obligations.

Site certificate bond provided by related party - In August 2009, NEECH provided a site certificate bond of approximately $6 million to ensure the retirement of the turbines and restoration of the Stateline site to a useful, non-hazardous condition.

Non-current Due to Related Party - At December 31, 2014, approximately $2 million reported in non-current due to related party on the accompanying combined balance sheets, represents amounts owed to NEER or NEER subsidiaries for reimbursement of turbine replacement costs as well as for fees related to O&M and administrative services agreement fees discussed above that Stateline is currently unable to pay due to debt covenant restrictions. See Note 7.

Development, Engineering and Construction Commitments - At December 31, 2014, NEER had several open engineering, procurement and construction contracts related to the procurement of materials and services for the acquired assets. During the year ended December 31, 2014, NEER purchased and contributed approximately $7 million under these contracts, for which costs have been capitalized in construction work in progress.

10.  COMMITMENTS AND CONTINGENCIES

Land Use Commitments—The project owners are parties to various agreements that provide for payments to landowners for the right to use the land upon which the projects are located. These leases and easements can typically be renewed by the project owners for various periods. The annual fees range from minimum rent payments varying by lease to maximum rent payments of a certain percentage of gross revenues, varying by lease. Total lease expense was approximately $5 million, $2 million and $2 million for the years ended December 31, 2014, 2013 and 2012, respectively, and is classified as operations and maintenance expenses in the accompanying combined statements of operations.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Concluded)

Land leases related to one of the projects include a right-of-way lease/grant that provides for payments to the U.S Bureau of Land Management (BLM) for the right to use the public lands upon which the project is located. The lease may be renewed at expiration at the project's option and will be subject to the regulations existing at the time of the renewal. In connection with the terms of this lease, the project obtained a surety bond from a non-affiliated party in favor of the BLM for $19 million. The surety bond will remain in effect until the BLM is satisfied that there is no outstanding liability on the bond or satisfactory replacement bond coverage is furnished.

The related minimum and varying lease payments are based on fair value. Certain of these payments are considered contingent rent and, therefore, expense is recognized as incurred.

The total minimum non-cancelable rental commitments at December 31, 2014 under these land use agreements are as follows:

Year Ending December 31,	Land Use Commitments
(millions)
2015	$3
2016	3
2017	3
2018	3
2019	3
Thereafter	96
Total minimum land use payments	$111

Development, Engineering and Construction Commitments - At December 31, 2014, the acquired assets had several open engineering, procurement and construction contracts related to the procurement of materials and services. Those contracts have varying payment terms and some include performance obligations that allow the acquired assets to receive liquidated damages if the contractor does not perform. During the year ended December 31, 2014, the acquired assets purchased approximately $74 million under these contracts, for which costs have been capitalized in construction work in progress. At December 31, 2014, the acquired assets have remaining commitments under these contracts of approximately $504 million, which are expected to be funded by various contribution agreements or guarantees.